EXHIBIT 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA
CONTACT: Pamela Marsh
(626) 535-8465

INDYMAC BANCORP ANNOUNCES RECORD QUARTERLY EPS OF $0.87, UP 36%
— Record Mortgage Production of $8.5 Billion, up 64%—
— Board of Directors Increases Quarterly Cash Dividend to $0.20—

PASADENA, Calif. – October 31, 2003 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today reported record earnings of $49.7 million, or $0.87 per share for the third quarter of 2003. IndyMac has also filed its Form 10-Q for the third quarter with the Securities and Exchange Commission. IndyMac’s Form 10-Q is available on IndyMac’s Web site at www.indymacbank.com.

Quarterly Cash Dividend

Based on IndyMac’s continued strong operating performance and financial position, including earnings, capital and liquidity and its commitment to shareholder value, IndyMac’s Board of Directors declared a cash dividend of $0.20 per share, up 33%, from $0.15 per share in the previous quarter of this year and double the dividend rate paid in the first two quarters of this year. The cash dividend is payable December 18, 2003 to shareholders of record on November 13, 2003.

“This dividend increase reflects confidence that our hybrid thrift/mortgage banking business model will generate strong returns for our shareholders over the long-term and is in line with our intent to consistently increase our quarterly dividend,” commented Michael W. Perry, IndyMac’s Chairman and Chief Executive Officer. “The dividend now represents a payout ratio of 23%,” continued Mr. Perry.

Highlights of the Quarter

•	Record revenues of $199 million, up 32% over the third quarter of 2002

•	Record earnings of $49.7 million, up 34% over the third quarter of 2002

•	Return on average equity of 20% and return on average assets of 1.6%

•	Total assets of $12.1 billion, up 53% compared with assets at September 30, 2002

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•	IndyMac has focused on deployment of capital to increase growth in interest-earning assets and servicing. Loans held for investment increased $1.1 billion and mortgage securities increased $211 million relative to June 30, 2003. Excess capital at September 30, 2003 remained strong at $260 million, including available cash at the parent company.

•	Non-performing assets declined to 0.81% of total assets, from 1.3% at September 30, 2002

•	Portfolio of mortgage loans serviced for others of $31 billion, up 22% over the prior year

•	Record mortgage loan production of $8.5 billion, up 64% over the third quarter of 2002

•	Strong pipeline of mortgage loans in process of $4.7 billion at September 30, 2003. While down 32% from the record high at June 30, 2003, the relative performance to the overall industry is quite positive.

“IndyMac’s performance this quarter was clearly outstanding and reflects solid execution by our mortgage production business to capitalize on the unprecedented levels of industry mortgage origination while our Investment Portfolio Group focused on capital deployment to position the Company for continued solid performance as the market makes its transition to a more normal origination level. In addition, our consistent hedging practices have demonstrated their value this quarter as our profit margins remained stable through this period of historic movements in long-term interest rates,” commented Mr. Perry.

“We continue to be well-positioned with a strong balance sheet and solid pipeline of mortgage loans in process as we enter the fourth quarter of this year. Based on our ratelocks and pipeline at the end of the third quarter, our forecast for fourth quarter production ranges from $5.8 billion to $6.6 billion, which represents a decline of 23% to 32% from the third quarter. Our production trend in the fourth quarter will likely be significantly better than the industry, which is projected to decline 52% in the fourth quarter according to the Mortgage Bankers Association of America’s Mortgage Finance Forecast. If the MBA’s forecast is accurate, our market share in the fourth quarter would increase from 0.80% in the third quarter to somewhere in the range of 1.10% to 1.30%, or an increase of 40% to 60%. As a result of our projected loan volumes combined with a larger balance sheet and improved net interest margin, we now expect earnings per share for the fourth quarter to range from $0.69 to $0.79 and the full year 2003 to range from $2.95 to $3.05 per share, up 22% to 27% over 2002,” continued Mr. Perry.

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“Looking ahead, with our industry in the midst of a major transition to a normal market, forecasting continues to be difficult. While there are many scenarios that could occur, we currently expect that 2004 earnings per share will range from $2.90 to $3.25. Following this transition period for our industry, which we believe will largely be completed by the end of next year, we would expect to continue to grow earnings per share at our targeted 15% or better annual rate given our more than ten year compounded growth rate of 28%,” concluded Mr. Perry.

Comment on Southern California Wild Fires

IndyMac would like to take a moment to reflect on the tragic loss of people and homes this past week as a result of the raging wild fires that have disrupted the lives of many in our community including employees, customers and friends. We express our sincere condolences to the family and friends of those that lost loved ones in these fires and in particular to the family and friends of the firefighter from Northern California that lost his life in service to our community. IndyMac has traditionally had an IndyMac Match program whereby we match charitable donations that our employees make to charities of their choice. In certain situations, we have enhanced this program to match specific targeted charities such as the United Way September 11th Fund. As a company that benefits greatly from its presence in Southern California, we feel it is important for our Company and our employees to support the relief effort for those affected in our community. As a result, we have authorized an additional $25,000 of available matching contributions to our IndyMac Match program to provide relief to victims of the Southern California wild fires.

Conference Call

On Friday, October 31, 2003, at 11:00 A.M. ET (8:00 A.M. PT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call to discuss the results of the third quarter, followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed along with IndyMac’s Form 10-Q via IndyMac Bank’s home page at www.indymacbank.com.

If you would like to participate:

•	Internet Webcast Access: http://www.indymacbank.com

•	The telephone dial-in number is (888) 8555428, access code # 571352

•	The replay number is (888) 203-1112, access code # 571352

To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on October 31st through November 7th and will be available on IndyMac’s Web site at www.indymacbank.com.

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IndyMac Bancorp, Inc. is the holding company for IndyMac Bank, the largest savings and loan in Los Angeles and the 19th largest nationwide (based on assets). IndyMac’s management is committed to delivering superior returns and increasing shareholder value through its hybrid mortgage bank/thrift business model. IndyMac’s total annualized return to shareholders for the period 1993 through September 30, 2003 of 22%, under its current management team, has exceeded the comparable returns of 12% and 10% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

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IndyMac is a leading technology-based mortgage lender with its award-winning e-MITS® platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet. IndyMac provides mortgage products and services through its business relationship division, IndyMac Mortgage Bank, and its consumer direct division, IndyMac Consumer Bank and invests in certain of its mortgage loan production and mortgage servicing for long-term returns through its Investment Portfolio Group. IndyMac’s mortgage website is ranked the number one overall mortgage website by Gomez®, an internet quality measurement firm, a position it has held for six of seven measurement periods since Fall 2000.

IndyMac Mortgage Bank offers multi-channel distribution of its mortgage products and services through a nationwide network of mortgage brokers, mortgage bankers, financial institutions, Realtors® and homebuilders. The Mortgage Bank also provides commercial loans to homebuilders for the purpose of constructing new single-family residences.

IndyMac Consumer Bank offers mortgage products and services directly to consumers through the Internet, a state-of-the-art call center and its Southern California branch structure. The Consumer Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.

Through its Investment Portfolio Group, IndyMac services $35 billion of mortgage loans and invests in single-family residential mortgage loans, mortgage-backed securities and mortgage servicing rights to provide core, stable net interest and fee income.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification on Company news and events, please visit our Web site at www.indymacbank.com.

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FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the effect of economic and market conditions; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of IndyMac; credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of IndyMac’s growth plans and ability to gain market share in a significant market transition; the impact of current, pending or future legislation and regulations; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

While all of the above items are important, the highlighted items represent those that in management’s view merit increased focus given current conditions.

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